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November 23, 1999


Q Investments, L.P.
301 Commerce Street
Suite 2975
Fort Worth, Texas
76102

Gentlemen:

Reference is hereby made to that certain letter agreement dated as of even date hereof between you, R2 Investments and Q Opportunity Fund (collectively, the "Q Investors") and Globalstar Telecommunications Limited (the "GTL Letter"). Capitalized terms used herein not otherwise defined will have the meanings set forth in the GTL Letter.

You hereby agree to, and agree to cause the other Q Investors to, transfer and convey to us, immediately following issuance of the Dividend Make-Whole Payment by GTL to the Q Investors pursuant to the GTL Letter, an aggregate of 64,906 shares of Common Stock, free and clear of all liens.

In consideration for such transfer and delivery of the shares of Common Stock to us as set forth above, we hereby covenant and agree that, if the aggregate gross proceeds to the Q Investors from the sale of the 516,505 Remaining Make-Whole Shares (as defined below), less the amount of the sale concessions of up to 6 cents per share paid by the Q Investors to Bear, Stearns & Co. Inc. in connection therewith (such difference, the "Actual Sale Amount"), are less than $13,429,140 (the "Guaranteed Amount"), we will, as promptly as practicable following our receipt of a Shortfall Notice as set forth below, but in any event no later than three business days thereafter, deliver to you the difference (the "Loral Payment Amount") between the Guaranteed Amount and the Actual Sale Amount in immediately available funds to your account as set forth in the Shortfall Notice. "Remaining Make-Whole Shares" will equal the difference between the number of shares issued to the Q Investors as the Dividend Make-Whole Payment under the GTL Letter and 64,906 shares.

If the Actual Sale Amount shall be greater than the Guaranteed Amount, you will deliver to us the difference in immediately available funds to an account designated by us to you, such payment to be made on the settlement date for the last sale transaction relating to the Remaining Make-Whole Shares.

You hereby agree that you will, and will cause the other Q Investors to, sell all and not less than all of the Remaining Make-Whole Shares through Bear, Stearns & Co. Inc. during the period ending on December 10, 1999, unless extended by us. You further agree that you will use your, and will cause the other Q Investors to use their, reasonable
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best efforts to cause Bear, Stearns & Co. Inc. to obtain the most favorable price for the Remaining Make-Whole Shares in connection with such sale transactions. Within 24 hours from the date the last sale transaction relating to the Remaining Make-Whole Shares is entered into, you will deliver to us either (x) if the Actual Sale Amount is less than the Guaranteed Amount, a written notice (the "Shortfall Notice") which will provide for the following:
(i) a certification by you that all conditions to the sales of the Remaining Make-Whole Shares set forth in this paragraph have been complied with; (ii) the Actual Sale Amount attaching thereto evidence of each sale transaction relating to the Remaining Make-Whole Shares entered into by you and the other Q Investors and the gross proceeds derived therefrom and the selling concessions paid in connection therewith; and (iii) wire transfer instructions relating to the Loral Payment Amount or (y) if the Actual Sale Amount is equal to or greater than the Guaranteed Amount, a certification (the "Certification") of the Actual Sale Amount attaching thereto evidence of each sale transaction relating to the Remaining Make-Whole Shares entered into by you and the other Q Investors and the gross proceeds derived therefrom and the selling concessions paid in connection therewith. You will deliver the Shortfall Notice or Certification to us at the following address:

            Loral Space & Communications Ltd.
            c/o Loral SpaceCom Corporation
            600 Third Avenue
            New York, New York 10016
            Attn:  Nick Moren
            Fax:  212-867-5248

You hereby represent and warrant to us that you have the authority and the power to cause the other Q Investors to take the actions, and to take action on behalf of the other Q Investors, as contemplated herein.

This letter agreement will be governed by, and construed in accordance with, the laws of the State of New York. This letter agreement may be executed in any number of counterparts, each of which will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed signature page of this letter agreement by facsimile transmission will be effective as delivery of a manually executed counterpart hereof.

                                    Very truly yours,

                                    LORAL SPACE & COMMUNICATIONS
                                    LTD.

                                    By:  /s/ Nicholas C. Moren
                                         ---------------------
                                           Name:  Nicholas C. Moren
                                           Title:  Senior Vice President and
                                                      Treasurer


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Accepted and agreed to as of the date first written above:

Q INVESTMENTS, L.P.

By: Acme Widget, L.P.,
     general partner

By: Scepter Holdings, Inc.,
     general partner


By: /s/ Robert McCormick
    --------------------
    Name:  Robert McCormick
    Title:  Vice President



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